Exhibit 99.1

Press Release of IEH Corporation, dated as of March 22, 2023.

IEH CORP FILES RESPONSE TO SEC MOTION IN ADMINISTRATIVE PROCEEDING AND PROVIDES AN UPDATE ON REVENUE AND OPERATIONS

Brooklyn, N.Y., March 22, 2023 - IEH Corporation (OTC:IEHC). On March 15, 2023, IEH Corporation filed its Opposition Brief in response to the March 1, 2023 Securities and Exchange Commission (“SEC”) Division of Enforcement’s (“Division”) Motion for Summary Disposition. Our brief can be found here:

https://d2jidt2wnq36bs.cloudfront.net/investor_files/2023/3-20973_2023-03-15_IEH%20Corporation_Opposition%20Brief%20to%20Division%20Motion%20for%20Summary%20Disposition.pdf

Dave Offerman, President and CEO of IEH Corporation commented, “We encourage our shareholders and the investing community to read our response to the Division’s latest motion, as it effectively outlines the company’s efforts to become current in its SEC reporting obligations, and sets forth the reasons why IEH believes revocation of its registration is not warranted. As a long-standing, fourth generation New York manufacturer which has been publicly-traded for decades, and which generates revenues and profits while supporting critical defense and commercial aerospace customers and applications, we intend to oppose this SEC proceeding and argue that revocation is not appropriate. While it is true we are not current with our SEC periodic reports, we have nearly completed our efforts to reconcile the inventory accounting discrepancies which have caused our delayed filings.

The ‘Super-10K’ mentioned in prior releases, which will aggregate certain past due periods in one filing and provide more information on our operations and finances, is currently under review with our auditors, and we expect to be able to file it with the SEC in the coming weeks. In the meantime, we can provide an update on data not affected by the inventory accounting issues. The following table provides relevant expected financial data:

	12MO 3/20	12MO 3/21	12MO 3/22	6MO 9/22	9MO 12/22	12MO 3/23
REVENUE	$31.9	$34.8	$24.4	$8.3	$13.9	$19.2

CASH	$7.8	$13.9	$12.7	$10.6	$7.7	$8.2

BACKLOG	$21.5	$13.7	$7.9	$11.4	$10.6	$13.5

Although revenue is still well below our 2020 high, it has picked up over the last few months, and we expect to finish higher than the $16-18 million initially estimated. After declining for much of 2022, our cash position has stabilized in recent months, and our backlog, after similarly falling for much of the past year, has risen 71% since the beginning of the fiscal year. This bodes very well for IEH, as it demonstrates that after a difficult two years following the Boeing 737Max grounding and COVID disruptions, we are on a recovery trajectory, with a very bright outlook for growth in the coming years.

More details will be shared once the audit is complete and we can file our Super 10-K, and in the meantime thank you again to our valued shareholders for their continued patience and support.”

About IEH Corporation

For 80 years and 4 generations of family-run management, IEH Corporation has designed, developed, and manufactured printed circuit board (PCB) connectors, custom interconnects and contacts for high performance applications. With its signature Hyperboloid technology, IEH supplies the most durable, reliable connectors for the most demanding environments. The Company markets primarily to companies in defense, aerospace, space and industrial applications, in the United States, Canada, Europe, Southeast and Central Asia and the Mideast. The Company was founded in 1941 and is headquartered in Brooklyn, New York.

Cautionary Note Concerning Forward-Looking Statements

Certain statements contained in this press release, and in related comments by the Company’s management, include “forward-looking statements.” All statements, other than statements of historical facts, including, without limitation, statements or expectations regarding our financial condition, statements or expectations regarding our revenues, cash and backlog, expectations regarding future cash requirements, revenue and revenue recovery, including for fiscal 2023, projected timelines for making our SEC filings or successfully preventing our registration from suspension or revocation and expectations regarding our efforts and ability to resolve our inventory accounting issues are forward-looking statements. These statements often include words such as “believe,” “expect,” “estimate,” “plan,” “will,” “may,” “would,” “should,” “could,” or similar expressions, although not all forward-looking statements contain such identifying words. These statements are based on certain assumptions that the Company has made on its current expectations and projections about future events. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and you should not place undue reliance on any forward-looking statements. The Company’s actual performance or results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, as they will depend on many factors about which we are unsure, including many factors beyond our control. Among other items, such factors could include: any claims, investigations or proceedings arising as a result of our past due SEC periodic reports, including changes in the proceedings related to the SEC Order; our ability to remediate our inventory accounting issue; our ability to reduce costs or increase revenue; changes in the macroeconomic environment or in the finances of our customers; changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates; our ability to attract and retain key employees and key resources; and other risk factors discussed from time to time in our filings with the SEC, including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on October 8, 2020, and in subsequent reports filed with or furnished to the SEC. Additional information concerning these and other factors can be found in our filings with the SEC. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. Except as may be required by applicable law, we do not undertake or intend to update or revise our forward-looking statements, and we assume no obligation to update any forward-looking statements contained in this press release as a result of new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should carefully review and consider the various disclosures we make in our filings with the SEC that attempt to advise interested parties of the risks, uncertainties and other factors that may affect our business.

Contact:

Dave Offerman

IEH Corporation

dave@iehcorp.com

718-492-4448